Exhibit 10.2

CONFIDENTIAL

Emerald Healthcare Holdings, Inc.
6200 S. Syracuse Way, Suite 200
Greenwood Village, Colorado 80111

June 15, 2016

William A. Sanger
c/o Emerald Healthcare Holdings, Inc.
6200 S. Syracuse Way, Suite 200
Greenwood Village, Colorado 80111

Dear Bill:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”, and the mergers contemplated therein, the “Mergers”), between Emerald Healthcare Holdings, Inc. (the “Company”, “us” or “we”), Amethyst Corp. and New Amethyst Corp. (“New Amethyst”).  This letter agreement serves to evidence the mutual understanding and agreement of you and the Company on the terms and conditions of your continued service to the Company, both during (x) the period following the date hereof until the closing of the Mergers (the “Pre-Closing Period”) and (y) the period after the closing of the Mergers (the “Post-Closing Period”).

In consideration of our respective obligations under this letter agreement, you and the Company hereby agree as follows:

1.                                      Pre-Closing Period.  Your employment agreement with the Company, dated as of December 6, 2004, as amended (the “Employment Agreement”), is hereby amended to extend the term of your employment under the Employment Agreement through the end of the Pre-Closing Period (i.e., while you are employed during the Pre-Closing Period, you will be entitled to the same level of compensation and benefits that are currently provided to you as of the date hereof).  You hereby acknowledge and agree that, as a consequence of extending your Employment Agreement through the Pre-Closing Period, if your employment is terminated during the Pre-Closing Period for any reason, you will be subject to the restrictive covenants set forth in Sections 6(b) and (c) of the Employment Agreement (and such provisions are hereby incorporated into this letter agreement, as if set forth herein).

2.                                      Post-Closing Period.  During the Pre-Closing Period, you and the Company will enter into a new employment agreement (the rights and obligations of the Company under which will become rights and obligations of New Amethyst by reason of the consummation of the Mergers) providing for your employment as Executive Chairman of New Amethyst, on the terms and conditions described in Annex A hereto.  Entry into the new employment agreement will supersede and replace the Employment Agreement and this letter agreement.

3.                                      None of the terms of this letter agreement (including Annex A hereto) may be waived, altered or amended except by an instrument in writing duly executed by you and the Company.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.  This letter agreement may be executed in one or more counterparts (including via facsimile or .pdf), each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

Please evidence your understanding and agreement as to the foregoing matters by signing and delivering one copy of this letter agreement to Craig Wilson.

Very truly yours,

EMERALD HEALTHCARE HOLDINGS, INC.

	By:	/s/ Craig A. Wilson
Name: Craig A. Wilson
Title: Senior Vice President, General Counsel and Secretary

Accepted and agreed:

/s/ William A. Sanger
William A. Sanger

Annex A

Summary of Terms
of New Employment Agreement

Executive	William A. Sanger (“Executive”)

Position; Duties	• Executive Chairman of New Amethyst Corp. (“New Amethyst”) • Executive’s duties as Executive Chairman will be as set forth New Amethyst Corporate Governance Guidelines

Effective Date

Effective upon the closing of the mergers (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of June 15, 2016 (the “Merger Agreement”), between Emerald Healthcare Holdings, Inc., Amethyst Corp. and New Amethyst

Term; Service after Expiration of the Term

•                  One year following the closing of the Mergers

•                  Following the term, (1) Executive will transition to non-Executive Chairman for an additional two-year term, and his compensation in such capacity will be pursuant to New Amethyst’s director compensation policy, as in effect at such time, and (2) any unvested equity incentives granted prior to the transition date will continue to vest during Executive’s period of New Amethyst Board service.

Location	Denver

Base Salary as Executive Chairman	Same base salary as in effect immediately prior to the Mergers

Annual Bonus as Executive Chairman

Same annual bonus opportunity as in effect immediately prior to the Mergers, namely a target annual bonus of 200% of annual base salary, under the same terms and conditions as the other post-closing executive officers of New Amethyst

Equity Compensation as Executive Chairman	Same eligibility for grants of equity awards from New Amethyst, under the same terms and conditions as the other post-closing executive officers of New Amethyst

Benefits and Perquisites, etc. as Executive Chairman	Same retirement and welfare benefits as offered to the other post-closing executive officers of New Amethyst

Involuntary Termination of Employment

•                  If Executive’s employment is terminated without cause or for good reason prior to the end of his term as Executive Chairman, he will be entitled to (1) continued payment of unpaid base salary until the end of the term (i.e., until the first anniversary of the closing of the Mergers) and (2) payment of a pro rata bonus based for the year of termination based on actual performance.

•                  Equity awards (other than the additional time-vesting equity award below) will be treated as under the generally applicable documentation.

•                  In order to receive the foregoing severance payments, Executive must executive, deliver and not revoke a customary release of claims.

Additional Time-Vesting Equity Award

In addition, in consideration of Executive’s service as Executive Chairman, Executive will receive a one-time award of $3 million of time-vesting equity award of New Amethyst. The equity award will vest in three equal annual installments over the period of Executive’s board service (both as Executive Chairman and as non-executive Chairman), with accelerated vesting upon an earlier termination by the Company without cause or by Executive for good reason during the term, or by death or disability.

Restrictive Covenants

The restrictive covenants set forth in Sections 6(b) and (c) of the Employment Agreement will apply for 24 months after termination of Executive’s employment by the Company without cause or by Executive for good reason during the term, or if Executive resigns without good reason during the term and the New Amethyst Board elects to impose the restrictive covenants on Executive in exchange for a severance payment to him of at least 24 months’ base salary, in monthly installments. Notwithstanding the foregoing, references to Emerald Holdings Inc. or its subsidiaries or their business, products, customers or employees in these provisions of the Employment Agreement will instead refer to New Amethyst, its subsidiaries and their combined business, products, customers and employees.

Miscellaneous	The arrangements described above are subject to definitive documentation in an employment agreement consistent with the terms described above.